Exhibit 99.1

FSFR Glick JV LLC
(a limited liability company)

Consolidated Financial Statements

For the Fiscal Year Ended September 30, 2016 and the Period from April 21, 2015 (commencement of operations) through September 30, 2015

FSFR Glick JV LLC
Table of Contents

Page
Financial Statements:
Independent Auditor's Report	1
Consolidated Statements of Assets, Liabilities and Members' Capital as of September 30, 2016 and September 30, 2015	2
Consolidated Statements of Operations for the year ended September 30, 2016 and the period from April 21, 2015 (commencement of operations) through September 30, 2015	3
Consolidated Statements of Changes in Members' Capital for the year ended September 30, 2016 and the period from April 21, 2015 (commencement of operations) through September 30, 2015	4
Consolidated Statements of Cash Flows for the year ended September 30, 2016 and the period from April 21, 2015 (commencement of operations) through September 30, 2015	5
Consolidated Schedule of Investments as of September 30, 2016	6
Consolidated Schedule of Investments as of September 30, 2015	10
Notes to Financial Statements	13

Independent Auditor’s Report

To the Board of Directors of FSFR Glick JV LLC:

We have audited the accompanying consolidated financial statements of FSFR Glick JV LLC and its subsidiary (the Fund), which comprise the consolidated statement of assets, liabilities and members’ capital, including the consolidated schedule of investments, as of September 30, 2016 and September 30, 2015 and the related consolidated statement of operations, of changes in members’ capital and of cash flows for the year ended September 30, 2016 and the period from April 21, 2015 (commencement of operations) through September 30, 2015.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Fund’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FSFR Glick JV LLC and its subsidiary at September 30, 2016 and September 30, 2015, and the results of their operations, changes in their members' capital and their cash flows for the year ended September 30, 2016 and the period from April 21, 2015 (commencement of operations) through September 30, 2015, in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
December 23, 2016

FSFR Glick JV LLC
Consolidated Statements of Assets, Liabilities and Members' Capital

	September 30, 2016	September 30, 2015
ASSETS
Investments at fair value (cost September 30, 2016: $194,624,798; cost September 30, 2015: $184,900,371)	$188,708,220	$182,726,138
Receivable from secured financing arrangement at fair value (cost September 30, 2016: $4,985,500; cost September 30, 2015: $0)	4,985,425	—
Cash and cash equivalents	980,605	3,127,824
Restricted cash	3,343,303	2,188,133
Receivable from unsettled transactions	952,591	—
Interest receivable	322,768	135,410
Deferred financing costs	1,840,174	2,123,278
Other assets	—	4,375
Total assets	$201,133,086	$190,305,158

LIABILITIES AND MEMBERS' CAPITAL
Liabilities:
Accounts payable, accrued expenses and other liabilities	$130,019	$30,000
Interest payable	2,526,190	1,825,043
Distribution payable	1,464,579	835,000
Senior credit facility payable	124,615,636	122,380,636
Subordinated notes payable at fair value (proceeds September 30, 2016: $73,149,434; proceeds September 30, 2015: $60,680,682)	65,012,167	60,118,109
Total liabilities	193,748,591	185,188,788
Members’ capital	7,384,495	5,116,370
Total liabilities and members’ capital	$201,133,086	$190,305,158

The accompanying notes are an integral part of these consolidated financial statements.

FSFR Glick JV LLC
Consolidated Statements of Operations

	Year ended September 30, 2016	Period from April 21, 2015 (commencement of operations) through September 30, 2015
Investment income:
Interest income	$14,109,946	$4,300,707
PIK interest income	33,170	—
Fee income	95,756	—
Total investment income	14,238,872	4,300,707
Expenses:
Interest expense	10,780,919	3,408,486
Professional fees	152,534	31,679
General and administrative expenses	54,833	20,227
Total expenses	10,988,286	3,460,392
Net investment income	3,250,586	840,315
Net realized and unrealized gains (losses):
Net unrealized depreciation on investments	(3,742,345)	(2,174,233)
Net unrealized depreciation on receivable from secured financing arrangement	(75)	—
Net realized loss on investments	(3,119,735)	—
Net unrealized depreciation on subordinated notes payable	7,574,694	562,573
Total net realized and unrealized gains (losses)	712,539	(1,611,660)
Net increase (decrease) in members’ capital resulting from operations	$3,963,125	$(771,345)

The accompanying notes are an integral part of these consolidated financial statements.

FSFR Glick JV LLC
Consolidated Statements of Changes in Members’ Capital

	Fifth Street Senior Floating Rate Corp.	GF Equity Funding 2014 LLC	Total Members’ Capital
Members’ capital, April 21, 2015 (commencement of operations)	$—	$—	$—
Capital contributions	5,882,376	840,339	6,722,715
Distributions	(730,625)	(104,375)	(835,000)
Net decrease in members' capital resulting from operations	(674,927)	(96,418)	(771,345)
Members’ capital, September 30, 2015	$4,476,824	$639,546	$5,116,370
Capital contributions	1,229,375	175,625	1,405,000
Distributions	(2,712,500)	(387,500)	(3,100,000)
Net increase in members' capital resulting from operations	3,467,734	495,391	3,963,125
Members’ capital, September 30, 2016	$6,461,433	$923,062	$7,384,495
Remaining capital commitment, September 30, 2016	$1,638,249	$234,036	$1,872,285

The accompanying notes are an integral part of these consolidated financial statements.

FSFR Glick JV LLC
Consolidated Statements of Cash Flows

	Year ended September 30, 2016	Period from April 21, 2015 (commencement of operations) through September 30, 2015
Cash flows from operating activities:
Net increase (decrease) in members' capital resulting from operations	$3,963,125	$(771,345)
Adjustments to reconcile net increase (decrease) in members’ capital resulting from operations to net cash used in operating activities:
Net unrealized depreciation on investments	3,742,345	2,174,233
Net unrealized depreciation on receivable from secured financing arrangement	75	—
Net realized loss on investments	3,119,735	—
Net unrealized depreciation on subordinated notes payable	(7,574,694)	(562,573)
PIK interest income	(33,170)	—
Capitalized interest expense on subordinated notes	—	176,248
Accretion of original issue discount/premium on investments	(808,381)	(175,767)
Recognition of fee income	(95,756)	—
Amortization of deferred financing costs	283,104	141,552
Changes in operating assets and liabilities:
Fee income received	98,062	—
Increase in receivable from secured financing arrangement	(4,985,500)	—
Increase in restricted cash	(1,155,170)	(2,188,133)
Increase in receivable from unsettled transactions	(952,591)	—
Increase in interest receivable	(187,358)	(135,410)
(Increase) decrease in other assets	4,375	(4,375)
Increase in interest payable	701,147	1,825,043
Increase in accounts payable, accrued expenses and other liabilities	100,019	30,000
Purchases of investments	(66,774,005)	(128,155,790)
Principal payments received on investments	52,870,383	2,254,942
Proceeds from sale of investments	3,123,705	—
Net cash used in operating activities	(14,560,550)	(125,391,375)
Cash flows from financing activities:
Capital contributions received	1,282,500	840,339
Distributions paid	(2,470,421)	—
Issuance of subordinated notes	11,366,252	7,563,054
Borrowings under senior credit facility	2,235,000	122,380,636
Deferred financing costs paid	—	(2,264,830)
Net cash provided by financing activities	12,413,331	128,519,199
Net increase (decrease) in cash and cash equivalents	(2,147,219)	3,127,824
Cash and cash equivalents, beginning of period	3,127,824	—
Cash and cash equivalents, end of period	$980,605	$3,127,824

Supplemental information:
Cash paid for interest	$9,796,668	$1,441,891
Non-cash operating activities:
Non-cash exchange of investments	$1,225,000	$58,823,756
Non-cash investment restructuring	$2,293,945	$—
Non-cash financing activities:
Non-cash capital contributions	$122,500	$5,882,376
Non-cash issuance of subordinated notes	$1,102,500	$52,941,380
The accompanying notes are an integral part of these consolidated financial statements.

FSFR Glick JV LLC
Consolidated Schedule of Investments
September 30, 2016

Portfolio Company /Type of Investment (1)(2)	Region (3)	Industry	Principal (4)	Cost	Fair Value	% of Members' Capital
Ameritox Ltd. (5)	Northeast	Healthcare services
First Lien Term Loan, LIBOR+5% (1% floor) cash 3% PIK due 4/11/2021			$2,339,146	$2,336,840	$2,322,917	31.46%
119,910.76 Class B Preferred Units in Ameritox Holdings II, LLC				119,911	131,369	1.78
368.96 Class A Common Units in Ameritox Holdings II, LLC				2,174,034	981,348	13.29
				4,630,785	3,435,634
Answers Corporation	Midwest	Internet software & services
First Lien Term Loan, LIBOR+5.25% (1% floor) cash due 10/3/2021 (6)			7,899,749	7,636,708	4,265,865	57.77
				7,636,708	4,265,865
Beyond Trust Software, Inc.	Southwest	Application software
First Lien Term Loan, LIBOR+7% (1% floor) cash due 9/25/2019			12,641,009	12,554,571	12,538,499	169.79
				12,554,571	12,538,499
Compuware Corporation	Midwest	Internet software & services
First Lien Term Loan B1, LIBOR+5.25% (1% floor) cash due 12/15/2019			7,392,405	7,306,444	7,420,127	100.48
				7,306,444	7,420,127
Metamorph US 3, LLC	Northeast	Internet software & services
First Lien Term Loan, LIBOR+6.5% (1% floor) cash due 12/1/2020			6,900,283	6,808,009	5,744,139	77.79
				6,808,009	5,744,139
Motion Recruitment Partners LLC	Northeast	Diversified support services
First Lien Term Loan, LIBOR+6% (1% floor) cash due 2/13/2020			9,125,000	9,125,000	9,099,254	123.22
				9,125,000	9,099,254
NAVEX Global, Inc.	West	Internet software & services
First Lien Term Loan, LIBOR+4.75% (1% floor) cash due 11/19/2021			1,793,550	1,779,633	1,784,582	24.17
				1,779,633	1,784,582
Teaching Strategies, LLC	Northeast	Education services
First Lien Term Loan, LIBOR+5.5% (0.5% floor) cash due 10/1/2019			2,570,471	2,567,575	2,556,891	34.63
First Lien Delayed Draw Term Loan, LIBOR+5.5% (0.5% floor) cash due 10/1/2019			6,840,000	6,832,715	6,803,695	92.13
				9,400,290	9,360,586
Trialcard Incorporated	Southeast	Healthcare services
First Lien Term Loan, LIBOR+4.5% (1% floor) cash due 12/31/2019			7,179,097	7,144,396	7,144,248	96.75
				7,144,396	7,144,248
Air Newco LLC	International	IT consulting & other services
First Lien Term Loan B, LIBOR+5.5% (1% floor) cash due 3/20/2022			8,291,864	8,267,671	7,960,189	107.80
				8,267,671	7,960,189
Fineline Technologies, Inc.	Southeast	Electronic equipment & instruments
First Lien Term Loan, LIBOR+5.5% (1% floor) cash due 5/5/2017			7,034,441	7,010,963	7,015,051	95.00
				7,010,963	7,015,051
LegalZoom.com, Inc.	West	Specialized consumer services
First Lien Term Loan, LIBOR+7% (1% floor) cash due 5/13/2020			9,850,000	9,672,034	9,772,706	132.34
				9,672,034	9,772,706
The accompanying notes are an integral part of these consolidated financial statements.

FSFR Glick JV LLC
Consolidated Schedule of Investments
September 30, 2016

Portfolio Company /Type of Investment (1)(2)	Region (3)	Industry	Principal (4)	Cost	Fair Value	% of Members' Capital
GK Holdings, Inc.	Southeast	IT consulting & other services
First Lien Term Loan, LIBOR+5.5% (1% floor) cash due 1/20/2021			$3,438,750	$3,452,038	$3,412,959	46.22%
				3,452,038	3,412,959
Vitera Healthcare Solutions, LLC	Southeast	Healthcare technology
Second Lien Term Loan, LIBOR+8.25% (1% floor) cash due 11/4/2021			3,000,000	2,958,409	2,782,500	37.68
				2,958,409	2,782,500
TIBCO Software, Inc.	West	Internet software & services
First Lien Term Loan, LIBOR+5.5% (1% floor) cash due 12/4/2020			2,304,900	2,308,815	2,277,114	30.84
				2,308,815	2,277,114
CM Delaware LLC	International	Advertising
First Lien Term Loan, LIBOR+5.25% (1% floor) cash due 3/18/2021			2,096,666	2,094,658	1,978,729	26.80
				2,094,658	1,978,729
New Trident Holdcorp, Inc.	Northeast	Healthcare services
First Lien Term Loan B, LIBOR+5.25% (1.25% floor) cash due 7/31/2019			2,041,357	2,014,233	1,755,567	23.77
				2,014,233	1,755,567
Central Security Group, Inc.	Southwest	Specialized consumer services
First Lien Term Loan, LIBOR+5.625% (1% floor) cash due 10/6/2020			5,909,774	5,915,626	5,776,805	78.23
				5,915,626	5,776,805
Auction.com, LLC	West	Internet software & services
First Lien Term Loan, LIBOR+5% (1% floor) cash due 5/12/2019			3,940,000	3,926,700	3,959,700	53.62
				3,926,700	3,959,700
Vubiquity, Inc.	West	Application software
First Lien Term Loan, LIBOR+5.5% (1% floor) cash due 8/12/2021			4,168,500	4,133,700	4,147,658	56.17
				4,133,700	4,147,658
Too Faced Cosmetics, LLC	West	Personal products
First Lien Term Loan B, LIBOR+5% (1% floor) cash due 7/7/2021			642,692	581,620	645,155	8.74
				581,620	645,155
American Seafoods Group LLC	West	Food distributors
First Lien Term Loan, LIBOR+5% (1% floor) cash due 8/19/2021			3,853,704	3,837,366	3,844,069	52.06
				3,837,366	3,844,069
Worley Claims Services, LLC	Southeast	Internet software & services
First Lien Term Loan, LIBOR+8% (1% floor) cash due 10/31/2020			5,730,937	5,707,511	5,702,282	77.22
				5,707,511	5,702,282
AccentCare, Inc.	Southwest	Healthcare services
First Lien Term Loan, LIBOR+5.75% (1% floor) cash due 9/3/2021			7,850,000	7,773,386	7,727,344	104.64
				7,773,386	7,727,344
Poseidon Merger Sub, Inc.	Northeast	Advertising
Second Lien Term Loan, LIBOR+8.5% (1% floor) cash due 8/15/2023			3,000,000	2,922,316	3,039,954	41.17
				2,922,316	3,039,954
The accompanying notes are an integral part of these consolidated financial statements.

FSFR Glick JV LLC
Consolidated Schedule of Investments
September 30, 2016

Portfolio Company /Type of Investment (1)(2)	Region (3)	Industry	Principal (4)	Cost	Fair Value	% of Members' Capital
Novetta Solutions, LLC	Southeast	Diversified support services
First Lien Term Loan, LIBOR+5.75% (1% floor) cash due 10/17/2022			$6,477,948	$6,392,100	$6,226,928	84.32%
				6,392,100	6,226,928
SHO Holding I Corporation	Southeast	Footwear
First Lien Term Loan, LIBOR+5% (1% floor) cash due 10/27/2022			6,451,250	6,393,472	6,443,186	87.25
				6,393,472	6,443,186
Valet Merger Sub, Inc.	Southeast	Environmental & facilities services
First Lien Term Loan, LIBOR+7% (1% floor) cash due 9/24/2021			3,960,000	3,906,498	4,026,826	54.53
				3,906,498	4,026,826
RSC Acquisition, Inc.	Northeast	Insurance brokers
First Lien Term Loan, LIBOR+5.25% (1% floor) cash due 11/30/2022			3,970,390	3,948,754	3,950,538	53.50
				3,948,754	3,950,538
Integro Parent Inc.	Northeast	Insurance brokers
First Lien Term Loan, LIBOR+5.75% (1% floor) cash due 10/31/2022			4,963,924	4,814,658	4,889,465	66.21
				4,814,658	4,889,465
TruckPro, LLC	Southeast	Auto parts & equipment
First Lien Term Loan, LIBOR+5% (1% floor) cash due 8/6/2018			1,920,000	1,916,612	1,919,232	25.99
				1,916,612	1,919,232
Falmouth Group Holdings Corp.	West	Specialty chemicals
First Lien Term Loan, LIBOR+6.75% (1% floor) cash due 12/13/2021			4,962,500	4,912,596	4,967,689	67.27
				4,912,596	4,967,689
Sundial Group Holdings LLC	Northeast	Personal products
First Lien Term Loan, LIBOR+6.25% (1% floor) cash due 10/19/2021			3,900,000	3,839,938	3,954,402	53.55
				3,839,938	3,954,402
Onvoy Merger Sub, LLC	Midwest	Integrated telecommunication services
First Lien Term Loan, LIBOR+6.25% (1% floor) cash due 4/29/2021			7,406,250	7,261,422	7,386,738	100.03
				7,261,422	7,386,738
Ancile Solutions, Inc.	Northeast	Internet software & services
First Lien Term Loan, LIBOR+7% (1% floor) cash due 6/30/2021			4,500,000	4,433,644	4,432,500	60.02
				4,433,644	4,432,500
Aptos, Inc.	West	Data processing & outsourced services
First Lien Term Loan B, LIBOR+6.75% (1% floor) cash due 9/1/2022			8,000,000	7,842,222	7,920,000	107.25
				7,842,222	7,920,000
Total Portfolio Investments				$194,624,798	$188,708,220	2,555.47%

Cash and Cash Equivalents
Wells Fargo Bank Institutional Money Market Fund				$980,605	$980,605	13.28
Total Cash and Cash Equivalents				$980,605	$980,605
Total Portfolio Investments, Cash and Cash Equivalents				$195,605,403	$189,688,825	2,568.74%
The accompanying notes are an integral part of these consolidated financial statements.

FSFR Glick JV LLC
Consolidated Schedule of Investments
September 30, 2016

(1) Each of the Fund's investments is pledged as collateral under its senior credit facility.
(2) The principal balance outstanding for all floating rate loans is indexed to LIBOR and an alternate base rate (e.g. prime rate), which typically resets semi-annually, quarterly, or monthly at the borrower's option. The borrower may also elect to have multiple interest reset periods for each loan. For each of these loans, the Fund has provided the applicable margin over LIBOR based on each respective credit agreement. The interest rate shown is the current interest rate as of September 30, 2016.

(3)	The region is determined by the location of the corporate headquarters of the portfolio company, which may not be indicative of the primary source of the portfolio company's business.

(4)	Principal includes accumulated payment in kind ("PIK") interest and is net of repayments.

(5)
In April 2016, the Fund restructured its debt investment in Ameritox Ltd. As a part of the restructuring, the Fund exchanged cash and its debt securities for debt and equity securities in the newly restructured entity.

(6)	This investment was on cash non-accrual status as of September 30, 2016

The accompanying notes are an integral part of these consolidated financial statements.

FSFR Glick JV LLC
Consolidated Schedule of Investments
September 30, 2015

Portfolio Company /Type of Investment (1)(2)	Region (3)	Industry	Principal	Cost	Fair Value	% of Members' Capital
Accruent, LLC	Southwest	Internet software & services
First Lien Term Loan LIBOR +6.25% (1% floor) cash due 11/25/2019			$14,777,933	$14,576,963	$14,853,895	290.32%
				14,576,963	14,853,895
Ameritox Ltd.	Northeast	Healthcare services
First Lien Term Loan, LIBOR+7.5% (1% floor) cash due 6/23/2019			7,794,458	7,661,251	7,048,923	137.77
				7,661,251	7,048,923
Answers Corporation	Midwest	Internet software & services
First Lien Term Loan, LIBOR+5.25% (1% floor) cash due 10/1/2021			7,959,900	7,658,675	5,857,173	114.48
				7,658,675	5,857,173
Beyond Trust Software, Inc.	Southwest	Application software
First Lien Term Loan, LIBOR+7% (1% floor) cash due 9/25/2019			13,665,783	13,549,710	13,549,671	264.83
				13,549,710	13,549,671
Compuware Corporation	Midwest	Internet software & services
First Lien Term Loan B1, LIBOR+5.25% (1% floor) cash due 12/15/2019			7,797,468	7,684,361	7,551,848	147.60
				7,684,361	7,551,848
Idera, Inc.	Southwest	Internet software & services
First Lien Term Loan, LIBOR+5.5% (0.5% floor) cash due 11/5/2020			3,160,000	3,134,841	3,160,000	61.76
				3,134,841	3,160,000
Metamorph US 3, LLC	Northeast	Internet software & services
First Lien Term Loan, LIBOR+5.5% (1% floor) cash due 12/1/2020			8,398,019	8,283,147	8,213,262	160.53
				8,283,147	8,213,262
Motion Recruitment Partners LLC	Northeast	Diversified support services
First Lien Term Loan, LIBOR+6% (1% floor) cash due 2/13/2020			9,562,500	9,562,500	9,459,652	184.89
				9,562,500	9,459,652
NAVEX Global, Inc.	West	Internet software & services
First Lien Term Loan, LIBOR+4.75% (1% floor) cash due 11/19/2021			2,435,442	2,429,788	2,423,265	47.36
				2,429,788	2,423,265
Teaching Strategies, LLC	Northeast	Education services
First Lien Term Loan, LIBOR+5.5% (0.5% floor) cash due 10/1/2019			2,695,442	2,691,552	2,673,135	52.25
First Lien Delayed Draw Term Loan, LIBOR+5.5% (0.5% floor) cash due 10/1/2019			7,020,000	7,010,218	6,961,725	136.07
				9,701,770	9,634,860
Trialcard Incorporated	Southeast	Healthcare services
First Lien Term Loan, LIBOR+5% (1% floor) cash due 12/31/2019			7,332,387	7,286,727	7,232,017	141.35
				7,286,727	7,232,017
Air Newco LLC	International	IT consulting & other services
First Lien Term Loan B, LIBOR+5.5% (1% floor) cash due 3/20/2022			5,970,000	6,004,722	5,977,463	116.83
				6,004,722	5,977,463
Fineline Technologies, Inc.	Southeast	Electronic equipment & instruments
First Lien Term Loan, LIBOR+5.5% (1% floor) cash due 5/5/2017			8,820,000	8,749,565	8,818,256	172.35
				8,749,565	8,818,256
The accompanying notes are an integral part of these consolidated financial statements.

FSFR Glick JV LLC
Consolidated Schedule of Investments
September 30, 2015

Portfolio Company /Type of Investment (1)(2)	Region (3)	Industry	Principal	Cost	Fair Value	% of Members' Capital

LegalZoom.com, Inc.	West	Specialized consumer services
First Lien Term Loan, LIBOR+7% (1% floor) cash due 5/13/2020			$9,950,000	$9,721,186	$9,882,838	193.16%
				9,721,186	9,882,838
GK Holdings, Inc.	Southeast	IT consulting & other services
First Lien Term Loan, LIBOR+5.5% (1% floor) cash due 1/20/2021			3,473,750	3,490,164	3,460,723	67.64
				3,490,164	3,460,723
Vitera Healthcare Solutions, LLC	Southeast	Healthcare technology
Second Lien Term Loan, LIBOR+8.25% (1% floor) cash due 11/4/2021			3,000,000	2,950,227	2,925,000	57.17
				2,950,227	2,925,000
TIBCO Software, Inc.	West	Internet software & services
First Lien Term Loan, LIBOR+5.5% (1% floor) cash due 12/4/2020			2,328,300	2,333,155	2,310,838	45.17
				2,333,155	2,310,838
CM Delaware LLC	International	Advertising
First Lien Term Loan, LIBOR+5.25% (1% floor) cash due 3/18/2021			2,152,041	2,149,579	2,143,971	41.90
				2,149,579	2,143,971
New Trident Holdcorp, Inc.	Northeast	Healthcare services
First Lien Term Loan B, LIBOR+5.25% (1.25% floor) cash due 7/31/2019			2,064,508	2,027,520	2,000,003	39.09
				2,027,520	2,000,003
Central Security Group, Inc.	Southwest	Specialized consumer services
First Lien Term Loan, LIBOR+5.25% (1% floor) cash due 10/6/2020			5,969,925	5,977,239	5,910,225	115.52
				5,977,239	5,910,225
Language Line, LLC	West	Integrated telecommunication services
First Lien Term Loan, LIBOR+5.5% (1% floor) cash due 7/7/2021			10,000,000	10,013,409	10,020,850	195.86
				10,013,409	10,020,850
All Web Leads, Inc.	Southwest	Advertising
First Lien Term Loan, LIBOR+6.5% (1% floor) cash due 6/30/2020			9,937,500	9,700,212	9,884,905	193.20
				9,700,212	9,884,905
Auction.com, LLC	West	Internet software & services
First Lien Term Loan, LIBOR+5% (1% floor) cash due 5/12/2019			3,980,000	3,961,380	3,970,050	77.60
				3,961,380	3,970,050
Aptos, Inc.	West	Data processing & outsourced services
First Lien Term Loan B, LIBOR+5.25% (0.75% floor) cash due 6/23/2022			7,980,000	7,999,277	7,960,050	155.58
				7,999,277	7,960,050
Vubiquity, Inc.	West	Application software
First Lien Term Loan, LIBOR+5.5% (1% floor) cash due 8/12/2021			4,200,000	4,158,000	4,179,000	81.68
				4,158,000	4,179,000
Too Faced Cosmetics, LLC	West	Personal products
First Lien Term Loan B, LIBOR+5% (1% floor) cash due 7/7/2021			3,000,000	2,926,072	3,000,000	58.64
				2,926,072	3,000,000
American Seafoods Group LLC	West	Food distributors
First Lien Term Loan, LIBOR+5% (1% floor) cash due 8/19/2021			4,000,000	3,980,282	3,980,000	77.79
				3,980,282	3,980,000
The accompanying notes are an integral part of these consolidated financial statements.

FSFR Glick JV LLC
Consolidated Schedule of Investments
September 30, 2015

Portfolio Company /Type of Investment (1)(2)	Region (3)	Industry	Principal	Cost	Fair Value	% of Members' Capital
Worley Claims Services, LLC	Southeast	Internet software & services
First Lien Term Loan, LIBOR+8% (1% floor) cash due 10/31/2020			$4,339,095	$4,317,702	$4,317,400	84.38%
				4,317,702	4,317,400
Poseidon Merger Sub, Inc.	Northeast	Advertising
Second Lien Term Loan, LIBOR+8.5% (1% floor) cash due 8/15/2023			3,000,000	2,910,947	3,000,000	58.64
				2,910,947	3,000,000
Total Portfolio Investments				$184,900,371	$182,726,138	3,571.40%

Cash and Cash Equivalents
Wells Fargo Bank Institutional Money Market Fund				$3,127,824	$3,127,824	61.13
Total Cash and Cash Equivalents				$3,127,824	$3,127,824
Total Portfolio Investments, Cash and Cash Equivalents				$188,028,195	$185,853,962	3,632.54%

(1) Each of the Fund's investments is pledged as collateral under its senior credit facility.
(2) The principal balance outstanding for all floating rate loans is indexed to LIBOR and an alternate base rate (e.g. prime rate), which typically resets semi-annually, quarterly, or monthly at the borrower's option. The borrower may also elect to have multiple interest reset periods for each loan. For each of these loans, the Fund has provided the applicable margin over LIBOR based on each respective credit agreement. The interest rate shown is the current interest rate as of September 30, 2015.

(3)	The region is determined by the location of the corporate headquarters of the portfolio company, which may not be indicative of the primary source of the portfolio company's business.

The accompanying notes are an integral part of these consolidated financial statements.

FSFR Glick JV LLC
Notes to Consolidated Financial Statements

1. ORGANIZATION AND BUSINESS PURPOSE

FSFR Glick JV LLC (“FSFR Glick JV” or the "Fund”), a Delaware limited liability company ("LLC") together with its consolidated subsidiary, commenced operations on April 21, 2015 to primarily invest in senior secured loans of middle-market companies. The Fund is governed by a limited liability company agreement dated October 20, 2014 (the "LLC Agreement"). FSFR Glick JV Funding LLC (“Funding”), a consolidated, wholly-owned bankruptcy remote special purpose subsidiary of the Fund, was formed in connection with the closing of a senior secured credit facility (the "Credit Suisse facility") with Credit Suisse AG, Cayman Island Branch. Funding was organized as a LLC under the laws of the State of Delaware, and commenced operations on April 21, 2015.

The Fund has two members (collectively, the "Members"), Fifth Street Senior Floating Rate Corp. (“FSFR”) and GF Equity Funding 2014 LLC ("GF Equity Funding"). FSFR is a publicly traded business development company managed by Fifth Street Management LLC, its external investment adviser. The Fund is managed by a four person board of directors, two of whom are selected by FSFR and two of whom are selected by GF Equity Funding. FSFR Glick JV is capitalized as transactions are completed by the Members in exchange for LLC equity interests, and FSFR and GF Debt Funding 2014 LLC ("GF Debt Funding"), an entity advised by affiliates of GF Equity Funding, in exchange for subordinated notes. All portfolio decisions and investment decisions in respect of the Fund must be approved by the FSFR Glick JV investment committee, which consists of one representative from FSFR and one representative of GF Equity Funding (with approval from a representative of each required).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Fund’s Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All investment transactions are accounted for on a trade-date basis. The Fund is considered an Investment Company under Financial Accounting Standards Board ("FASB") Accounting Standard Codification ("ASC") 946 - Financial Services - Investment Companies.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions affecting amounts reported in the financial statements and accompanying notes. These estimates are based on the information that is currently available to the Fund and on various other assumptions that the Fund believes to be reasonable under the circumstances. Actual results could differ materially from those estimates under different assumptions and conditions. The most significant estimates inherent in the preparation of the Fund’s Consolidated Financial Statements are the valuation of investments and revenue recognition.

Fair Value Measurements

The Fund values its investments in accordance with FASB ASC 820, Fair Value Measurements and Disclosures ("ASC 820"), which defines fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A liability's fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. ASC 820 prioritizes the use of observable market prices derived from such prices over entity-specific inputs. Where observable prices or inputs are not available or reliable, valuation techniques are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the investments or market and the investments' complexity.
Hierarchical levels, defined by ASC 820 and directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

•	Level 1 — Unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

•
Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data at the measurement date for substantially the full term of the assets or liabilities.

FSFR Glick JV LLC
Notes to Consolidated Financial Statements

•
Level 3 — Unobservable inputs that reflect management's best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Fund's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment. Generally, it is expected that all of the Fund's investment securities will be valued using Level 3 inputs. This includes investment securities that are valued using "bid" and "ask" prices obtained from independent third party pricing services or directly from brokers. These investments are generally classified as Level 3 because the quoted prices may be indicative in nature for securities that are in an inactive market, may be for similar securities or may require adjustments for investment-specific factors or restrictions.
Financial instruments with readily available quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment inherent in measuring fair value. As such, the Fund obtains and analyzes readily available market quotations provided by independent pricing services for all of the Fund's senior secured debt investments for which quotations are available. In determining the fair value of a particular investment, pricing services use observable market information, including both binding and non-binding indicative quotations.
The Fund evaluates the prices obtained from independent pricing services based on available market information and company specific data that could affect the credit quality and/or fair value of the investment. Investments for which market quotations are readily available may be valued at such market quotations. In order to validate market quotations, the Fund looks at a number of factors to determine if the quotations are representative of fair value, including the source and nature of the quotations. The Fund does not adjust the prices unless it has a reason to believe any such market quotations are not reflective of the fair value of an investment. Examples of events that would cause market quotations to not reflect fair value could include cases when a security trades infrequently causing a quoted purchase or sale price to become stale or in the event of a "fire sale" by a distressed seller. In these instances, the Fund values such investments by using the valuation procedure that it uses with respect to assets for which market quotations are not readily available (as discussed below).
If the quotation provided by the pricing service is based on only one or two market sources, the Fund performs additional procedures to corroborate such information, generally including, but not limited to, the bond yield approach discussed below and a quantitative and qualitative assessment of the credit quality and market trends affecting the portfolio company.
The Fund performs detailed valuations of its debt and equity investments for which market quotations are not readily available or are deemed not to represent fair value of the investments. The Fund typically uses two different valuation techniques. The first valuation technique is an analysis of the enterprise value ("EV") of the portfolio company. EV means the entire value of the portfolio company to a market participant, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time. The primary method for determining EV uses a multiple analysis whereby appropriate multiples are applied to the portfolio company's EBITDA (generally defined as earnings before net interest expense, income tax expense, depreciation and amortization). EBITDA multiples are typically determined based upon review of market comparable transactions and publicly traded comparable companies, if any. The Fund may also employ other valuation multiples to determine EV, such as revenues. The second method for determining EV uses a discounted cash flow analysis whereby future expected cash flows of the portfolio company are discounted to determine a present value using estimated discount rates (typically a weighted average cost of capital based on costs of debt and equity consistent with current market conditions). The EV analysis is typically performed to determine the value of equity investments and to determine if there is credit impairment for debt investments. If debt investments are credit impaired, an EV analysis may be used to value such debt investments; however, in addition to the methods outlined above, other alternative methods such as an asset liquidation model, expected recovery model or a recent observable or pending transaction may be utilized to estimate EV. The second valuation technique is a bond yield approach, which is typically performed for non-credit impaired debt investments. To determine fair value using a bond yield approach, a current price is imputed for the investment based upon an assessment of the expected market yield for a similarly structured investment with a similar level of risk. In the bond yield approach, the Fund considers the current contractual interest rate, the capital structure and other terms of the investment relative to risk of the Fund and the specific investment. A key determinant of risk, among other things, is the leverage through the investment relative to the EV of the portfolio company. As debt investments held by the Fund are substantially illiquid with no active transaction market, the Fund depends on primary market data, including newly funded transactions and industry specific market movements, as well as

FSFR Glick JV LLC
Notes to Consolidated Financial Statements

secondary market data with respect to high yield debt instruments and syndicated loans, as inputs in determining the appropriate market yield, as applicable.
In addition, the Fund has utilized independent valuation firms to provide valuation assistance for certain of the Fund's portfolio securities for which market quotations are not readily available or are readily available but deemed not reflective of the fair value of the investment.

Investment Transactions

Purchases and sales of investments, and the related realized gains and losses, are recorded on a trade-date basis, with the gains and losses reflected in the Fund's Consolidated Statements of Operations.

The cost of an investment includes all costs incurred by the Fund as part of the purchase of such investment. The difference between recognized cost and the subsequent fair value measurement of an investment is reflected as "net unrealized appreciation (depreciation)" in the Consolidated Statements of Operations.

Investment Income

Interest income, adjusted for accretion of original issue discount ("OID"), is recorded on an accrual basis to the extent that such amounts are expected to be collected. The Fund stops accruing interest on investments when it is determined that interest is no longer collectible.

PIK interest on certain of the Fund's debt investments, which represents contractually deferred interest capitalized into the loan balance that is generally due at the end of the loan term, is generally recorded on the accrual basis to the extent such amounts are expected to be collected. The Fund generally ceases accruing PIK interest if there is insufficient value to support the accrual or if the Fund does not expect the portfolio company to be able to pay all principal and interest due. The Fund's decision to cease accruing PIK interest involves subjective judgments and determinations based on available information about a particular portfolio company, including whether the portfolio company is current with respect to its payment of principal and interest on its loans and debt securities; monthly and quarterly financial statements and financial projections for the portfolio company; the Fund's assessment of the portfolio company's business development success, including product development, profitability and the portfolio company's overall adherence to its business plan; information obtained by the Fund in connection with periodic formal update interviews with the portfolio company's management and, if appropriate, the private equity sponsor; and information about the general economic and market conditions in which the portfolio company operates. Based on this and other information, the Fund determines whether to cease accruing PIK interest on a loan or debt security. The Fund's determination to cease accruing PIK interest on a loan or debt security is generally made well before the Fund's full write-down of such loan or debt security.

Fee income consists of the amendment fees and prepayment fees that the Fund receives in connection with its debt investments. These fees are recognized as earned.

Cash and Cash Equivalents

Cash, cash equivalents and restricted cash consist of demand deposits and highly liquid investments with maturities of three months or less, when acquired. The Fund places its cash, cash equivalents and restricted cash with financial institutions and, at times, cash held in bank accounts may exceed the Federal Deposit Insurance Corporation ("FDIC") insured limit. Cash and cash equivalents are classified as Level 1 assets and are included on the Fund's Consolidated Schedule of Investments.

Restricted Cash

As of September 30, 2016 and September 30, 2015, included in restricted cash was $3.3 million and $2.2 million, respectively, that was held at Wells Fargo Bank, National Association ("Wells Fargo"), in connection with the Fund's senior credit facility. The Fund is restricted in terms of access to this cash until such time as the Fund submits its required periodic reporting schedules and verifies the Fund’s compliance with the terms of the credit agreement.

FSFR Glick JV LLC
Notes to Consolidated Financial Statements

Receivable from secured financing arrangement

The Fund follows the guidance in ASC 860 when accounting for loan participations and other loan purchases. Such guidance provides accounting and reporting standards for transfers and servicing of financial assets and requires a participation or other partial loan purchases to meet the definition of a "participating interest," as defined in the guidance, in order for sale treatment to be allowed. Participations or other loan purchases which do not meet the definition of a participating interest or which are not eligible for sale accounting are accounted for as a receivable on the Consolidated Statements of Assets, Liabilities and Members' Capital until the definition is met. Receivable from secured financing arrangement is carried at fair value. See Note 5 for additional information.

Receivables From Unsettled Transactions

Receivables from unsettled transactions consist of amounts receivable to the Fund for transactions that have not settled at the reporting date.

Interest Receivable

Interest receivable consists of interest due from the Fund’s portfolio companies as of the balance sheet date.

Deferred Financing Costs

Deferred financing costs consist of fees and expenses paid in connection with the closing or amending of the Fund's credit facility, and are capitalized at the time of payment. Deferred financing costs are amortized using the straight line method over the terms of the credit facility. This amortization expense is included in interest expense in the Fund’s Consolidated Statement of Operations. Upon early termination of a credit facility, the remaining balance of unamortized fees related to such facility is accelerated into interest expense.

Principles of Consolidation

The accompanying consolidated financial statements include all assets, liabilities, revenues, and expenses of FSFR Glick JV and Funding. FSFR Glick JV owns 100% of Funding. All intercompany balances and transactions have been eliminated in consolidation in conformity with GAAP.

Fair Value Option

The Fund adopted ASC 825-10-25-1 Financial Instruments - Fair Value Option as of April 21, 2015, and elected the fair value option for its subordinated notes payable which have aggregate proceeds of $73.1 million and a fair value of $65.0 million, as of September 30, 2016 and have aggregate proceeds of $60.7 million and a fair value of $60.1 million, as of September 30, 2015. The Fund believes that by electing the fair value option for these financial instruments, it provides consistent measurement of the Fund's investments which are carried at fair value. The Fund utilizes the bond yield approach as discussed above to determine the fair value of the subordinated notes payable.

Income Taxes

The Fund is not subject to federal income tax, but may be subject to certain state taxes. Each member is individually liable for taxes on its share of the Fund's income or loss. FASB ASC 740 - Accounting for Uncertainty in Income Taxes (“ASC 740”) provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the Fund’s Consolidated Financial Statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund's tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the current period. Management’s determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an ongoing analysis of tax laws, regulations and interpretations thereof.  For the years ended September 30, 2016 and September 30, 2015, management has concluded that there are no material uncertain income tax positions for the 2016 and 2015 tax years, and does not expect this to change in the next 12 months. As of September 30, 2016, the 2015 tax year remains subject to examination by major tax jurisdiction under the statute of limitations. The Fund files U.S. federal income tax returns and income tax returns in the state of Connecticut.

FSFR Glick JV LLC
Notes to Consolidated Financial Statements

Allocations of Profits and Losses

Allocations of profit and loss will be allocated to each member’s capital account on a pro rata basis in a manner consistent with the procedures outlined in the LLC Agreement.

Indemnifications

In the normal course of its business, the Fund enters into contracts and agreements with certain service providers, such as clearing and custody agents, trustees and administrators, that contain a variety of representations and warranties and which provide general indemnifications and guarantees against specified potential losses in connection with their activities as an agent of, or providing services to, the Fund. The Fund’s maximum exposure under these agreements is unknown, as this may involve future claims that could be made against the Fund and have not yet occurred. The Fund expects the risk of any future obligation under these arrangements to be remote and has not recorded any contingent liability in the financial statements for these indemnifications.

Recent Accounting Pronouncements

In April 2015, the FASB issued ASU 2015-03 Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, that requires debt issuance costs (deferred financing costs) related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the related debt liability, similar to the presentation of debt discounts. The update is effective for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years. Additionally, in August 2015, the FASB issued ASU 2015-15, which provides further clarification on the same topic and states that the SEC would not object to the deferral and presentation of debt issuance costs as an asset and subsequent amortization of the deferred costs over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. This guidance is not expected to have a material effect on the consolidated financial statements as the Fund's debt liabilities are comprised entirely of line-of-credit arrangements.

In January 2016, the FASB issued ASU 2016-01 Financial Instruments - Overall, which makes limited amendments to the guidance in GAAP on the classification and measurement of financial instruments. The new standard significantly revises an entity’s accounting related to (1) the classification and measurement of investments in equity securities and (2) the presentation of certain fair value changes for financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. ASU 2016-01 is effective for fiscal years beginning after December 15, 2018, including interim periods therein.  Early adoption is permitted specifically for the amendments pertaining to the presentation of certain fair value changes for financial liabilities measured at fair value.  Early adoption of all other amendments is not permitted. Upon adoption, the Fund will be required to make a cumulative-effect adjustment to the Consolidated Statements of Assets, Liabilities and Members' Capital as of the beginning of the first reporting period in which the guidance is effective.  The Fund did not early adopt the new guidance during the year ended September 30, 2016. The Fund is evaluating the effect that ASU 2016-01 will have on its consolidated financial statements and related disclosures.

3. RELATED-PARTY TRANSACTIONS

The Fund entered into an administrative and loan services agreement (the “administration agreement”) with FSC CT LLC ("FSC CT"), a wholly-owned subsidiary of FSFR's investment adviser, under which FSC CT provides administrative services for the Fund, including office facilities and equipment and clerical, bookkeeping and record-keeping services at such facilities. Under the administration agreement, FSC CT also performs, or oversees the performance of, the Fund's required administrative services, which includes being responsible for the financial records which the Fund is required to maintain and preparing financial statements in accordance with the Fund's LLC Agreement. In addition, FSC CT assists the Fund in overseeing the preparation and filing of the Fund's tax returns and generally overseeing the payment of Fund expenses and the performance of administrative and professional services rendered to the Fund by others. For providing these services, facilities and personnel, the Fund reimburses FSC CT the allocable portion of overhead and other expenses incurred by FSC CT in performing its obligations under the administration agreement, including rent and the Fund's allocable portion of the costs of compensation and related expenses of the FSC CT's accounting and legal departments. Such reimbursement is at cost, with no profit to, or markup by, FSC CT. The Fund's allocable portion of FSC CT’s costs is determined based upon costs attributable to the Fund's operations versus costs attributable to the operations of other

FSFR Glick JV LLC
Notes to Consolidated Financial Statements

entities for which FSC CT provides administrative services. The administration agreement may be terminated by either party without penalty upon 90 days’ written notice to the other party.

The administration agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of their respective duties or by reason of the reckless disregard of their respective duties and obligations, FSC CT and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with it are entitled to indemnification from the Fund for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of services under the administration agreement or otherwise as administrator for the Fund.

FSC CT did not charge the Fund for any allocable portion of expenses for the years ended September 30, 2016 and September 30, 2015.

4. PURCHASE OF FINANCIAL ASSETS FROM FSFR

During the year ended September 30, 2016, FSFR sold $48.9 million of senior secured debt investments at fair value to FSFR Glick JV in exchange for $47.6 million of cash consideration, $1.2 million of subordinated notes, and $0.1 million of LLC equity interests in the Fund. The fair value of each asset the Fund purchased from FSFR was agreed upon by the Fund's board of directors.

During the period from April 21, 2015 through September 30, 2015, FSFR sold $179.8 million of senior secured debt investments at fair value to FSFR Glick JV in exchange for $121.0 million of cash consideration, $52.9 million of subordinated notes, and $5.9 million of LLC equity interests in the Fund. The fair value of each asset the Fund purchased from FSFR was mutually agreed upon by the Fund's board of directors.

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the financial instruments carried at fair value as of September 30, 2016 by caption on the Fund's Consolidated Statements of Assets, Liabilities and Members' Capital for each of the three levels of hierarchy established by ASC 820:

	Total	Level 1	Level 2	Level 3
Senior secured debt investments	$187,595,503	$—	$—	$187,595,503
Equity investment	1,112,717	—	—	1,112,717
Receivables from secured financing arrangement	4,985,425	—	—	4,985,425
Cash and cash equivalents	980,605	980,605	—	—
Total assets at fair value	$194,674,250	$980,605	$—	$193,693,645

Subordinated notes payable	$65,012,167	$—	$—	$65,012,167
Total liabilities at fair value	$65,012,167	$—	$—	$65,012,167

FSFR Glick JV LLC
Notes to Consolidated Financial Statements

The following table presents the financial instruments carried at fair value as of September 30, 2015 by caption on the Fund's Consolidated Statements of Assets, Liabilities and Members' Capital for each of the three levels of hierarchy established by ASC 820:

	Total	Level 1	Level 2	Level 3
Senior secured debt investments	$182,726,138	$—	$—	$182,726,138
Cash and cash equivalents	3,127,824	3,127,824	—	—
Total assets at fair value	$185,853,962	$3,127,824	$—	$182,726,138

Subordinated notes payable	$60,118,109	$—	$—	$60,118,109
Total liabilities at fair value	$60,118,109	$—	$—	$60,118,109

All of the Fund's investments are considered Level 3 within the fair value hierarchy. All transfers between fair value hierarchy levels are recognized by the Fund at the end of each reporting period. For the year ended September 30, 2016 and the period from April 21, 2015 (commencement of operations) through September 30, 2015, no transfers between fair value hierarchy levels were recognized.

As of September 30, 2016 and September 30, 2015, the Fund had no off-balance sheet arrangements. Such arrangements, if entered into by the Fund, could involve, to varying degrees, elements of credit risk in excess of the amount recognized in the Consolidated Statements of Assets, Liabilities and Members' Capital and are not reflected on the Consolidated Statements of Assets, Liabilities and Members' Capital.

The following table provides a roll-forward in the changes in fair value for the year ended September 30, 2016 for all assets and liabilities for which the Fund determines fair value using unobservable (Level 3) factors:

	Assets				Liabilities
	Senior secured debt investments	Equity Investment	Receivables from secured financing arrangement	Total	Subordinated notes payable
Fair value at October 1, 2015	$182,726,138	$—	$—	$182,726,138	$60,118,109
Additions	67,999,005	2,293,945	4,985,500	75,278,450	12,468,752
Repayments and sales	(58,288,033)	—	—	(58,288,033)	—
Accretion of original issue discount	808,381	—	—	808,381	—
Net accrual of PIK interest income	33,170	—	—	33,170	—
Net change in unearned income	(2,306)	—	—	(2,306)	—
Net unrealized depreciation	(2,561,117)	(1,181,228)	(75)	(3,742,420)	(7,574,694)
Realized loss on investments	(3,119,735)	—	—	(3,119,735)	—
Fair value as of September 30, 2016	$187,595,503	$1,112,717	$4,985,425	$193,693,645	$65,012,167
Net unrealized depreciation relating to Level 3 assets and liabilities still held at September 30, 2016 and reported within net realized and unrealized gains (losses) in the Consolidated Statement of Operations for the year ended September 30, 2016	$(2,106,119)	$(1,181,228)	$(75)	$(3,287,422)	$(7,574,694)

The following table provides a roll-forward in the changes in fair value from April 21, 2015 to September 30, 2015 for all assets and liabilities for which the Fund determines fair value using unobservable (Level 3) factors:

FSFR Glick JV LLC
Notes to Consolidated Financial Statements

	Assets	Liabilities
	Senior secured debt investments	Subordinated notes payable
Fair value at April 21, 2015	$—	$—
Additions	186,979,546	60,680,682
Repayments	(2,254,942)	—
Accretion of original issue discount	175,767	—
Net unrealized depreciation	(2,174,233)	(562,573)
Fair value as of September 30, 2015	$182,726,138	$60,118,109
Net unrealized depreciation relating to Level 3 assets and liabilities still held at September 30, 2015 and reported within net realized and unrealized gains (losses) in the Consolidated Statement of Operations for the period ended September 30, 2015	$(2,174,233)	$(562,573)

Financial Instruments Disclosed, But Not Carried, At Fair Value

The following table presents the carrying value and fair value of the Fund’s financial liabilities disclosed, but not carried, at fair value as of September 30, 2016, and the level of each financial liability within the fair value hierarchy:

	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Senior credit facility payable	$124,615,636	$124,615,636	$—	$—	$124,615,636
Total	$124,615,636	$124,615,636	$—	$—	$124,615,636

The following table presents the carrying value and fair value of the Fund’s financial liabilities disclosed, but not carried, at fair value as of September 30, 2015, and the level of each financial liability within the fair value hierarchy:

	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Senior credit facility payable	$122,380,636	$122,380,636	$—	$—	$122,380,636
Total	$122,380,636	$122,380,636	$—	$—	$122,380,636

The carrying value of the senior credit facility payable, which is included in Level 3 of the hierarchy, approximates its fair value due to its floating rate characteristics.

Significant Unobservable Inputs for Level 3 Investments

The following table provides quantitative information related to the significant unobservable inputs for Level 3 investments, receivable from secured financing arrangement and subordinated notes payable, which are carried at fair value as of September 30, 2016:

FSFR Glick JV LLC
Notes to Consolidated Financial Statements

Asset	Fair Value	Valuation Technique	Unobservable Input	Range				Weighted Average (b)
Senior secured debt	$81,274,026	Bond yield approach	Capital structure premium	(a)	0.0%	-	2.0%	0.1%
			Tranche specific risk premium/(discount)	(a)	(3.5)%	-	1.5%	(2.0)%
			Size premium	(a)	0.0%	-	1.5%	1.2%
			Industry premium/(discount)	(a)	(1.4)%	-	0.3%	(0.2)%
	5,744,139	Market and income approach	Weighted average cost of capital		23.0%	-	23.0%	23.0%
			Company specific risk premium	(a)	15.0%	-	15.0%	15.0%
			Revenue growth rate		6.0%	-	6.0%	6.0%
			Revenue multiple		1.1x	-	1.1x	1.1x
	4,432,500	Transactions precedent approach	Transaction price	(d)	N/A	-	N/A	N/A
	96,144,838	Market quotations	Broker quoted price	(c)	N/A	-	N/A	N/A
Equity	1,112,717	Market and income approach	Weighted average cost of capital		14.0%	-	14.0%	14.0%
			Company specific risk premium	(a)	2.0%	-	2.0%	2.0%
			Revenue growth rate		(21.6)%	-	(21.6)%	(21.6)%
			Revenue multiple		1.0x	-	1.0x	1.0x
Receivable from secured financing arrangement	4,985,425	Market quotations	Broker quoted price	(c)	N/A	-	N/A	N/A
Total	$193,693,645

Liability	Fair Value	Valuation Technique	Unobservable Input	Range				Weighted Average (b)
Subordinated notes payable	$65,012,167	Bond yield approach	Capital structure premium	(a)	2.0%	-	2.0%	2.0%
			Tranche specific risk discount	(a)	(1.4)%	-	(1.4)%	(1.4)%
			Size premium	(a)	2.0%	-	2.0%	2.0%
			Industry premium	(a)	1.9%	-	1.9%	1.9%
Total	$65,012,167

(a)	Used when market participant would take into account this premium or discount when pricing the investment, receivable from secured financing arrangement or subordinated note payable.

(b)	Weighted averages are calculated based on fair value of investment or subordinated note payable.

(c)
The Fund generally uses prices provided by an independent pricing service which are non-binding indicative prices on or near the valuation date as the primary basis for the fair value determinations for quoted senior secured debt investments. Since these prices are non-binding, they may not be indicative of fair value. Each quoted price is evaluated in conjunction with additional information compiled by the Fund, including financial performance, recent business developments and various other factors.

(d)	Used when there is an observable transaction or pending event for the investment.

FSFR Glick JV LLC
Notes to Consolidated Financial Statements

The following table provides quantitative information related to the significant unobservable inputs for Level 3 investments and subordinated notes payable, which are carried at fair value as of September 30, 2015:

Asset	Fair Value	Valuation Technique	Unobservable Input	Range				Weighted Average (b)
Senior secured debt	99,525,018	Bond yield approach	Tranche specific risk premium/(discount)	(a)	(3.5)%	-	5.5%	(0.7)%
			Size premium	(a)	1.0%	-	2.0%	1.1%
			Industry premium/(discount)	(a)	(1.1)%	-	0.6%	(0.3)%
	83,201,120	Market quotations	Broker quoted price	(c)	N/A	-	N/A	N/A
Total	$182,726,138

Liability	Fair Value	Valuation Technique	Unobservable Input	Range				Weighted Average (b)
Subordinated notes payable	$60,118,109	Bond yield approach	Capital structure premium	(a)	2.0%	-	2.0%	2.0%
			Tranche specific risk discount	(a)	(1.4)%	-	(1.4)%	(1.4)%
			Size premium	(a)	2.0%	-	2.0%	2.0%
			Industry discount	(a)	(1.9)%	-	(1.9)%	(1.9)%
Total	$60,118,109

(a)	Used when market participant would take into account this premium or discount when pricing the investment, receivable from secured financing arrangement or subordinated note payable.

(b)	Weighted averages are calculated based on fair value of investment or subordinated note payable.

(c)
The Fund generally uses prices provided by an independent pricing service which are non-binding indicative prices on or near the valuation date as the primary basis for the fair value determinations for quoted senior secured debt investments. Since these prices are non-binding, they may not be indicative of fair value. Each quoted price is evaluated in conjunction with additional information compiled by the Fund, including financial performance, recent business developments and various other factors.

FSFR Glick JV LLC
Notes to Consolidated Financial Statements

The Fund primarily invests in portfolio companies located in North America. The geographic composition is determined by the location of the corporate headquarters of the portfolio company, which may not be indicative of the primary source of the portfolio company's business.

The following tables show the portfolio composition at September 30, 2016 and September 30, 2015 by geographic region at cost and fair value as a percentage of total investments:

	September 30, 2016		September 30, 2015
Cost:
Northeast U.S.	$51,937,627	26.69%	$40,147,135	21.71%
Midwest U.S.	22,204,574	11.41	15,343,036	8.30
West U.S.	38,994,686	20.04	47,522,549	25.70
Southeast U.S.	44,881,999	23.06	26,794,385	14.49
Southwest U.S.	26,243,583	13.48	46,938,965	25.39
International	10,362,329	5.32	8,154,301	4.41
Total	$194,624,798	100.00%	$184,900,371	100.00%

Fair Value:
Northeast U.S.	$49,662,039	26.32%	$39,356,700	21.54%
Midwest U.S.	19,072,730	10.11	13,409,021	7.34
West U.S.	39,318,673	20.84	47,726,891	26.12
Southeast U.S.	44,673,212	23.67	26,753,396	14.64
Southwest U.S.	26,042,648	13.80	47,358,696	25.92
International	9,938,918	5.26	8,121,434	4.44
Total	$188,708,220	100.00%	$182,726,138	100.00%

The composition of the Fund's portfolio by industry at cost and fair value as of September 30, 2016 was as follows:

	Cost:		Fair Value:
Internet software & services	$39,907,464	20.52%	$35,586,309	18.87%
Healthcare services	21,562,800	11.08	20,062,793	10.63
Application software	16,688,271	8.57	16,686,157	8.84
Specialized consumer services	15,587,660	8.01	15,549,511	8.24
Diversified support services	15,517,100	7.97	15,326,182	8.12
IT consulting & other services	11,719,709	6.02	11,373,148	6.03
Education services	9,400,290	4.83	9,360,586	4.96
Insurance brokers	8,763,412	4.50	8,840,003	4.68
Data processing & outsourced services	7,842,222	4.03	7,920,000	4.20
Integrated telecommunication services	7,261,422	3.73	7,386,738	3.91
Electronic equipment & instruments	7,010,963	3.60	7,015,051	3.72
Footwear	6,393,472	3.29	6,443,186	3.41
Advertising	5,016,974	2.58	5,018,683	2.66
Specialty chemicals	4,912,596	2.52	4,967,689	2.63
Personal products	4,421,558	2.27	4,599,557	2.44
Environmental & facilities services	3,906,498	2.01	4,026,826	2.13
Food distributors	3,837,366	1.97	3,844,069	2.04
Healthcare technology	2,958,409	1.52	2,782,500	1.47
Auto parts & equipment	1,916,612	0.98	1,919,232	1.02
Total	$194,624,798	100.00%	$188,708,220	100.00%

FSFR Glick JV LLC
Notes to Consolidated Financial Statements

The composition of the Fund's portfolio by industry at cost and fair value as of September 30, 2015 was as follows:

	Cost:		Fair Value:
Internet software & services	$54,380,012	29.41%	$52,657,731	28.82%
Application software	17,707,710	9.58	17,728,671	9.70
Healthcare services	16,975,498	9.18	16,280,943	8.91
Specialized consumer services	15,698,425	8.49	15,793,063	8.64
Advertising	14,760,738	7.98	15,028,876	8.22
Integrated telecommunication services	10,013,409	5.42	10,020,850	5.48
Education services	9,701,770	5.25	9,634,860	5.27
Diversified support services	9,562,500	5.17	9,459,652	5.18
IT consulting & other services	9,494,886	5.14	9,438,186	5.17
Electronic equipment & instruments	8,749,565	4.73	8,818,256	4.83
Data processing & outsourced services	7,999,277	4.33	7,960,050	4.36
Food distributors	3,980,282	2.15	3,980,000	2.18
Healthcare technology	2,950,227	1.60	2,925,000	1.60
Personal products	2,926,072	1.57	3,000,000	1.64
Total	$184,900,371	100.00%	$182,726,138	100.00%

Receivable from Secured Financing Arrangement

The table below represents a financial asset, as of September 30, 2016, that was transferred from FSFR to the Fund that did not qualify for true sale accounting as prescribed by ASC 860. It has the same economic characteristics as those investments that did meet the criteria for true sale accounting (i.e. an interest bearing loan), however, the GAAP authoritative literature requires that it not be presented as an investment in the Fund's Consolidated Financial Statements.

	Region	Industry	Maturity	Principal	Cost	Fair Value
Receivable from secured financing arrangement:
California Pizza Kitchen, Inc. First Lien Term Loan, LIBOR+6% (1% floor)	North America	Restaurants	8/23/22	$5,000,000	$4,985,500	$4,985,425
Total receivable from secured financing arrangement				$5,000,000	$4,985,500	$4,985,425

6. INTEREST INCOME

See Note 2 "Investment Income" for a description of the Fund's accounting treatment of investment income.

As of September 30, 2016, the Fund's investment in the first lien term loans of Answers Corporation was on cash non-accrual status. Cash non-accrual status is inclusive of other noncash income. As of September 30, 2015, there were no investments on non-accrual status.

Income non-accrual amounts for the year ended September 30, 2016 are presented in the following table.

Year ended September 30, 2016
Cash interest income (1)	$379,754
OID income (1)	164,099
Total	$543,853
__________________

(1)
This includes non-accrual amounts from the Fund's investment in Ameritox Ltd., which was on non-accrual status prior to its restructuring in April 2016. Subsequent to the restructuring, income from the Fund's investment in Ameritox Ltd. was recognized during the year ended September 30, 2016.

FSFR Glick JV LLC
Notes to Consolidated Financial Statements

7. SUBORDINATED NOTES AND EQUITY COMMITMENTS

The Members provide funding to the Fund in the form of subordinated notes and equity interests. The subordinated notes are junior in right of payment to the repayment of temporary contributions made by FSFR to fund investments of FSFR Glick JV that are repaid when GF Equity Funding and GF Debt Funding make their capital contributions and fund their subordinated notes, respectively, and the holders of senior debt, including the Credit Suisse facility. The Fund declared distributions throughout the year ended September 30, 2016 and the period ended September 30, 2015 in the amount of $3.1 million and $0.8 million, respectively, of available cash after the payment of interest expense and operating expenses. The Fund has elected to fair value the subordinated notes issued to both FSFR and GF Debt Funding. The subordinated notes are valued by calculating the net present values of the future expected cash flow streams using an appropriate risk-adjusted discount rate model.

The subordinated notes mature on October 20, 2021 and bear interest at rate of 3-month LIBOR plus 8.0% per annum. The interest expense related to these notes for the year ended September 30, 2016 and for the period from April 21, 2015 through September 30, 2015, was $5.8 million and $2.0 million, respectively.

The following table summarizes information related to the subordinated note and equity commitments to the Fund as of September 30, 2016:

	September 30, 2016
	FSFR (87.5%)	GF Equity Funding/GF Debt Funding (12.5%)	Total
Total commitments to the Fund:
Total commitments under subordinated notes	$78,750,000	$11,250,000	$90,000,000
Total commitments under equity capital	8,750,000	1,250,000	10,000,000
Total subordinated notes and equity commitments	$87,500,000	$12,500,000	$100,000,000

Subordinated notes availability:
Drawn amount of subordinated notes	$64,005,755	$9,143,679	$73,149,434
Undrawn subordinated notes commitments	14,744,245	2,106,321	16,850,566
Total subordinated notes commitment	$78,750,000	$11,250,000	$90,000,000

Equity commitment availability:
Equity commitments called	$7,111,751	$1,015,964	$8,127,715
Equity commitments uncalled	1,638,249	234,036	1,872,285
Total equity commitment	$8,750,000	$1,250,000	$10,000,000

Total aggregate capital invested:
Debt and equity capital invested	$71,117,506	$10,159,643	$81,277,149

Fair value:
Subordinated notes	$56,885,646	$8,126,521	$65,012,167

FSFR Glick JV LLC
Notes to Consolidated Financial Statements

The following table summarizes information related to the subordinated note and equity commitments to the Fund as of September 30, 2015:

	September 30, 2015
	FSFR (87.5%)	GF Equity Funding/GF Debt Funding (12.5%)	Total
Total commitments to the Fund:
Total commitments under subordinated notes	$78,750,000	$11,250,000	$90,000,000
Total commitments under equity capital	8,750,000	1,250,000	10,000,000
Total subordinated notes and equity commitments	$87,500,000	$12,500,000	$100,000,000

Subordinated notes availability:
Drawn amount of subordinated notes	$52,941,380	$7,563,054	$60,504,434
Undrawn subordinated notes commitments	25,808,620	3,686,946	29,495,566
Total subordinated notes commitment	$78,750,000	$11,250,000	$90,000,000

Equity commitment availability:
Equity commitments called	$5,882,376	$840,339	$6,722,715
Equity commitments uncalled	2,867,624	409,661	3,277,285
Total equity commitment	$8,750,000	$1,250,000	$10,000,000

Total aggregate capital invested:
Debt and equity capital invested	$58,823,756	$8,403,393	$67,227,149

Fair value:
Subordinated notes	$52,603,345	$7,514,764	$60,118,109

8. CREDIT SUISSE FACILITY

On April 17, 2015, Funding, a consolidated wholly-owned bankruptcy remote, special purpose subsidiary, entered into a Loan Financing and Servicing Agreement (the "CS Credit Agreement") with respect to an eight-year senior secured credit facility with Credit Suisse AG, Cayman Island Branch ("Credit Suisse") as administrative agent, and each of the lenders from time to time thereto, in the amount of $200.0 million. The Credit Suisse facility is secured by all of the assets of Funding, and all of the Fund’s equity interest in Funding. Unless extended, the period during which Funding may make and reinvest borrowings under the facility will expire on April 17, 2018 and the maturity date of the facility is April 17, 2023. All borrowings under the Credit Suisse facility bear interest at a rate equal to 3-month LIBOR plus 2.50% per annum and the unused commitment fee rate was 0.5% per annum through January 15, 2015 and is 1.0% per annum if drawn more than 75%, thereafter.

As of September 30, 2016 and September 30, 2015, $124.6 million and $122.4 million was outstanding under the Credit Suisse facility, respectively. The interest expense related to the Credit Suisse facility for the year ended September 30, 2016 and for the period from April 21, 2015 through September 30, 2015 was $5.0 million and $1.4 million, respectively, including coupon interest, unused fees and the amortization of deferred financing costs relating to the Credit Suisse facility.

The CS Credit Agreement and related agreements governing the Credit Suisse facility require both Funding and the Fund to, among other things (i) make representations and warranties regarding the collateral as well as each of its businesses, (ii) agree to certain indemnification obligations, and (iii) comply with various covenants, servicing procedures, limitations on acquiring and disposing of assets, reporting requirements and other customary requirements for similar credit facilities, including a prepayment penalty in certain cases. The Credit Suisse facility agreements also include usual and customary default provisions such as the failure to make timely payments under the facility, a change in control of Funding, and the failure by Funding or the Fund to materially perform under the CS Credit Agreement and related

FSFR Glick JV LLC
Notes to Consolidated Financial Statements

agreements governing the Credit Suisse facility, which, if not complied with, could accelerate repayment under the facility, thereby materially and adversely affecting the Fund’s liquidity, financial condition and results of operations.

9. RISKS

In the normal course of business, the Fund is exposed to market risk and credit risk on certain investments. Until such investments are sold or matured, the Fund is exposed to credit risk relating to whether the debt issuer will meet its obligation when it becomes due. Details of the Fund's investment portfolio as of September 30, 2016 and September 30, 2015 are disclosed in the Fund's Consolidated Schedule of Investments.

The Fund may borrow funds in order to increase the amount of capital available for investment. The use of leverage can improve the return on invested capital; however, such use may also magnify the potential for loss on invested equity capital. If the value of the Fund’s assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had the Fund not leveraged. Similarly, any decrease in the Fund’s income would cause net income to decline more sharply than it would have had the Fund not borrowed. Borrowings will usually be from credit facilities and will typically be secured by the Fund's securities and other assets. Under certain circumstances, such credit facilities may demand an increase in the collateral that secures the Fund's obligations and if the Fund were unable to provide additional collateral, the credit facilities could liquidate assets held in the account to satisfy the Fund's obligations to the credit facilities. Liquidation in this manner could have adverse consequences. In addition, the amount of the Fund's borrowings and the interest rates on those borrowings, which will fluctuate, could have a significant effect on the Fund's profitability.

The Fund is exposed to counterparty risk in connection with the Credit Suisse facility, which is the risk that the counterparty may not perform in accordance with the contractual provisions.  If Credit Suisse were to become insolvent, or otherwise unable to fund advances under the Credit Suisse facility, the Fund may not be able to make additional investments which could adversely affect the operating performance of the Fund.

Economic recession or downturns may result in a prolonged period of market illiquidity which could have a material adverse effect on the Fund's business, financial condition and results of operations. Unfavorable economic conditions also could increase the Fund's costs, limit the Fund's access to the capital markets or result in a decision by lenders not to extend credit to the Fund. These events could limit the Fund's investment purchases, limit the Fund's ability to grow and negatively impact its operating results.

The Fund has only two investors.  Each investor has the ability under the LLC agreement to dissolve the Fund with 90 days written notice to the other investor.  In this event, the Fund would undertake an orderly liquidation process which could adversely affect the amount of liquidation proceeds and/or net asset value in the case of illiquid investments with limited external investor interest.

10. MEMBERS' CAPITAL

The Fund establishes a capital account on its books for each Member. The initial balance of a Member capital account is equal to the amount contributed by such Member and is adjusted to reflect, among other things, distributions to such Member, and such Member's share of net profits and losses.

Contributions received are credited to Members' capital and withdrawals are reduced from the Members' capital account on the effective dates.

11. FINANCIAL HIGHLIGHTS

The Members are responsible for all investment making and business decisions, and therefore, there is no requirement to show financial highlights per ASC 946, which have been omitted accordingly.

12. REALIZED GAINS OR LOSSES ON INVESTMENTS

In April 2016, the Fund restructured its debt investment in Ameritox Ltd. As a part of the restructuring, the Fund exchanged its debt securities for debt and equity securities in the restructured entity. A realized loss of $3.1 million was recorded on the transaction.

FSFR Glick JV LLC
Notes to Consolidated Financial Statements

13. SUBSEQUENT EVENTS

The Fund's management evaluated subsequent events through December 23, 2016 of these consolidated financial statements and determined that there were no subsequent events that occurred during such period that would require disclosure in, or would be required to be recognized in, the Consolidated Financial Statements as of and for the year ended September 30, 2016.